Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bank of Marin Bancorp of our report dated March 14, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bank of Marin Bancorp, which reports appear in the Form 10-K of Bank of Marin Bancorp for the year ended December 31, 2017, and to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Moss Adams LLP

San Francisco, California

October 12, 2018